UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

August 29, 2012

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Subordinated Debt Facility

On August 29, 2012, Solta Medical, Inc. (the “Company”) entered into a Loan and Security Agreement with Silicon Valley Bank (the “Lender”) for a $10 million subordinated debt facility (the “Subordinated Debt Facility”).

Borrowings under the Subordinated Debt Facility will bear interest at a 7% fixed rate and is payable in 24 equal monthly payments of principal and interest period beginning on June 1, 2013. All outstanding amounts under the Subordinated Deb Facility, plus a final payment fee of $1,000,000 and expenses of Lender will be due and payable on the maturity date of April 1, 2015. In the event the Company elects to prepay the Subordinated Debt Facility prior to the maturity date, the Company is required to pay all accrued and unpaid interest, all unpaid principal, and the final payment fee of $1,000,000 plus expenses of Lender.

All obligations under the Subordinated Debt Facility are secured by substantially all of the personal property of the Company.

In connection with the Subordinated Debt Facility, certain of the Company’s domestic subsidiaries, entered into Unconditional Guaranties, each dated as of August 29, 2012 (the “Guaranties”), in favor of Lender, pursuant to which each subsidiary guaranteed all of the obligations of the Company under the Subordinated Debt Facility, and Security Agreements, dated as of August 29, 2012 (the “Security Agreements”), with Lender, pursuant to which each subsidiary granted a security interest in substantially all of its personal property to secure its obligations under the Guaranties.

The Subordinated Debt Facility contains customary covenants for a debt facility of this size and type that include, among others, covenants that limit the Company’s and its subsidiaries’ ability to dispose of assets, enter into mergers or acquisitions, incur indebtedness, incur liens, pay dividends or make distributions on the Company’s capital stock, make investments or loans, and enter into certain affiliate transactions, in each case subject to customary exceptions for a debt facility of this size and type. The Subordinated Debt Facility does not contain any financial covenants and any loans under this Subordinated Debt Facility would not count towards the covenants contained in the existing Loan Agreement with the Lender.

The Subordinated Debt Facility contains customary events of default for a debt facility of this size and type that include, among others, non-payment defaults, covenant defaults, a default in the event a material adverse change occurs, defaults in the event the Company’s assets are attached or the Company is enjoined from doing business, bankruptcy and insolvency defaults, cross-defaults to certain other material indebtedness, material judgment defaults, inaccuracy of representations and warranties and a default in the event of a change of control. The occurrence of an event of default could result in an acceleration of all obligations under the Subordinated Debt Facility, the Lender ceasing to advance money or extending credit under the Subordinated Debt Facility, and a right by the Lender to exercise all remedies available to it under the Subordinated Debt Facility and related agreements including the Guaranty and Security Agreement.

A copy of the Subordinated Debt Facility is attached as Exhibit 10.1 to this Current Report and are incorporated by reference herein.

In connection with the Company committing to enter into the Subordinated Debt Facility with the Lender, the Company issued a warrant to the Lender on July 26, 2012 for the purchase of 307,692 shares of the Company’s common stock with an exercise price of $2.65. In connection with the Subordinated Debt Facility, on August 29, 2012, the Company also entered into the Eighth Amendment (the “Amendment”) to its Loan and Security Agreement with Silicon Valley Bank dated as of March 9, 2009, as amended from time to time (the “Loan Agreement”). The Amendment provides that, among other things, borrowings under the Subordinated Debt Facility will be deemed “Permitted Indebtedness” under the Loan Agreement and any liens securing such borrowings will also be deemed “Permitted Liens” under the Loan Agreement.

A copy of the Amendment is attached as Exhibit 10.2 to this Current Report and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

On August 31, 2012, the Company drew down $10 million under its Subordinated Debt Facility with Silicon Valley Bank to fund its ongoing operations. See Item 1.01 above for terms around the funds drawn under the Subordinated Debt Facility.

Item  9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of August 29, 2012 by and between Solta Medical, Inc. and Silicon Valley Bank.

10.2	Eighth Amendment to Loan and Security Agreement dated as of August 29, 2012 by and between Solta Medical, Inc. and Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solta Medical, Inc.

By:	/s/ John F. Glenn
John F. Glenn Chief Financial Officer

Date: September 4, 2012